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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)
      OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                           Commission File No. 1-15114

               ANTHONY CLARK INTERNATIONAL INSURANCE BROKERS LTD.
             (Exact name of registrant as specified in its charter)

     SUITE 355, 10333 SOUTHPORT ROAD S.W., CALGARY, ALBERTA, CANADA T2W 3X6
                                 (403) 278-8811
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           COMMON SHARES, NO PAR VALUE
            (Title of each class of securities covered by this Form)

                                      NONE
   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)  [ ]

Rule 12g-4(a)(1)(ii) [ ]

Rule 12g-4(a)(2)(i)  [X]

Rule 12g-4(a)(2)(ii) [ ]

Rule 12h-3(b)(1)(i)  [ ]

Rule 12h-3(b)(1)(ii) [ ]

Rule 12h-3(b)(2)(i)  [X]

Rule 12h-3(b)(2)(ii) [ ]

Rule 15d-6           [ ]

     Approximate number of holders of record as of the certificate or notice date: FIFTY-NINE (59) IN THE UNITED STATES
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     Pursuant to the requirements of the Securities Exchange Act of 1934,
Anthony Clark International Insurance Brokers Ltd. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: August 22, 2006                   ANTHONY CLARK INTERNATIONAL INSURANCE
                                        BROKERS LTD.


                                        By: "Primo Podorieszach"
                                            ------------------------------------
                                        Name: Primo Podorieszach
                                        Its: President and Chief Executive
                                             Officer


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